UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K

                                 Current Report

     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

       Date of report (date of earliest event reported): November 15, 2007

                   Long Island Physicians Holdings Corporation
             (Exact name of registrant as specified in its charter)

          New York                     0-27654-NY                 11-3232989
(State or other jurisdiction           (Commission              (IRS Employer
      of incorporation)               File Number)           Identification No.)

                      ONE HUNTINGTON QUADRANGLE SUITE 4C-01
                               MELVILLE, NY 11747
               (Address of principal executive offices) (Zip Code)

                                 (631) 454-1900
              (Registrant's telephone number, including area code)

      Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[_] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[_] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[_] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[_] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))


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Item 5.02 Notice to MDNY groups, members and brokers of MDNY's intention to exit the health insurance market.

MDNY Healthcare, Inc. ("MDNY"), the Registrant's wholly-owned subsidiary, has notified the New York State Department of Insurance ("NYSID") that, in accordance with Section 4305(j)(3)(B) and Section 4305(j)(3)(C )of the New York Insurance Law, it will cease offering health insurance coverage in New York. New York State Insurance Law requires that MDNY allow its groups and members 180 days to transition their current MDNY health insurance coverage to another carrier. Therefore, groups and members have until May 31, 2008 to effect such change. In October 2007, at the direction of the New York Department of Health, MDNY's operating certificate was restricted to not sell any new business effective with the fourth quarter of 2007. MDNY has begun a structured wind-down, supervised by NYSID.

MDNY is in negotiation with a potential buyer to sell certain of the assets of MDNY for a purchase price of approximately $3.0 million plus certain additional amounts earmarked for certain wind-down costs. MDNY would be required to use any such cash proceeds to pay pre-closing claims of medical providers. There is no assurance that the proposed sale will be completed on terms acceptable to MDNY or in a timeframe acceptable to the buyer, MDNY or NYSID.


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                                   SIGNATURES

      Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                     LONG ISLAND PHYSICIANS HOLDINGS CORPORATION

Dated: November 26, 2007             By: /s/ Concetta Pryor
                                        ----------------------------------------
                                     Concetta Pryor
                                     Chief Financial Officer